Exhibit 10.38

March 23, 2008

Mr. David Nachbar

Dear Mr. Nachbar,

We are pleased to confirm in writing our offer of employment with Graham Packaging Company as the CHRO (Chief Human Resource Officer) based in our York Office, located at York, Pennsylvania. You will report to Mark Burgess, Chief Executive Officer. The effective date of your employment will be April 6, 2009 or a mutually agreeable date. We look forward to welcoming you as a new member of the Graham team!

Graham employees are essential to our success. That is one reason we have offered you a competitive Total Rewards package that includes base pay; incentive compensation; comprehensive group benefits including health, life and income protection programs, vacation and holidays as well as retirement planning through a 401(k) with a non-elective company contribution in addition to a company matching contribution.

Base Pay

Your base salary, expressed on an annual basis, will be $300,000, payable weekly. You will have the opportunity for salary improvement during our annual performance review and development planning process.

Incentive Compensation

Additionally, you will be eligible for participation in our 2009 corporate incentive compensation program, with an annualized target equal to 85% of your annual base salary, payable on or about March 15, 2010, should any incentive compensation for that year be granted under the program. Under the 2010 corporate incentive compensation program, such annualized target will be increased to 100%. You will also receive a $10,000 signing bonus, payable on May 1, 2009.

Our incentive compensation program is a discretionary program with payments contingent upon company performance as well as you remaining continuously employed by Graham up to and including the annual incentive compensation payout date.

You also will participate in the Company’s existing Equity Incentive Program and will be provided a grant of 35 equity options, 17.5 of which will be performance based and 17.5 of which will be time based. The options vest over a 4 year pro-rata schedule. As also discussed, you will be leading efforts to create and implement a new long term incentive program, which you will participate in.

Health and Life Insurances

Your contributory health insurance includes medical, dental, prescription drug and vision discount plans. Eligibility for your health insurance will be effective on the 31st day of employment. You will be provided life insurance equal to one times your base annual salary at no expense to you as well as offered contributory supplemental life insurance of up to four times your base salary. This will be effective the first of the month following completion of 90 days of employment. Prior to your eligibility date, information on these insurances will be provided to you by the Human Resources Department during your New Employee Orientation.

Income Protection

We provide up to 90 paid days of annual sick leave, some of which may be used for dependent care and may be included as part of the Family and Medical Leave Act. After you are disabled for 90 days, you may be eligible for long term disability insurance.

Vacation and Holidays

You will be eligible for 15 days of paid vacation in 2009. Additional days for future years of service will be determined by the Salaried Employees’ Vacation Policy. Also, you will annually receive 10 paid holidays.

Relocation and Temporary Housing

With regard to your relocation to the York area and need for temporary housing, the Company will work with you to develop a flexible program that meets both your needs and the Company’s.

Retirement Planning

You will be eligible to contribute to our 401(k) plan on the first of the month following completion of 90 days of employment. After one year of service, the company will automatically contribute, on your behalf, 3% of your eligible pay to the 401(k) plan. At the same time, the company will provide an additional match of $.50 on every dollar that you are contributing to the plan, up to the first 4% of compensation. Our 401(k) is administered by Fidelity and offers a variety of investment alternatives and tools to assist you in your retirement planning and we highly encourage your participation.

All other employee benefits extended to Graham Packaging’s salaried employees will be extended to you.

Severance Protection:

If your employment with Graham is terminated involuntarily for any reason other than cause, you will receive a severance benefit of (i) a payment, less applicable deductions and withholdings, equal to 12 months of your base salary and the average annual bonus earned in the preceding three years, or if termination occurs prior to such three years, the average annual bonus earned during such shorter period, or if the termination occur in the first year of employment, the target bonus (“Severance Benefit”) and (ii) the full vesting of the time based Equity Incentive Program options. If you voluntarily leave the company, you will not be entitled to the Severance Benefit.

In the event of a change of control and you are terminated involuntarily for any reason other than cause or if you terminate your employment voluntarily for good reason, you will receive the greater of the Severance Benefit or the benefits contained in the Change in Control Policy then in effect. If after a change in control you terminate your employment voluntarily without good reason, you will not be entitled to any severance benefits.

In any event you will be paid for any unused vacation if you voluntarily leave the company or are terminated with or without cause.

If the terms outlined in this letter are agreeable, please sign and return this letter at your earliest convenience.

This offer is contingent upon you passing the Company’s pre-employment drug screen. We utilize Workfirst to perform our drug screening procedure. They are located at 2250 East Market Street, and their phone number is: 851-1600.

We believe your skills and experience will be a valuable asset to our organization. We’re excited about welcoming you to the Graham team. If you have any questions, or if I can be of any assistance, please do not hesitate to give me a call.

Yours truly,

/s/ Mark Burgess
Mark Burgess
Chief Executive Officer

The above offer is hereby accepted, subject to the foregoing conditions.

/s/ David Nachbar	04/06/09
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